Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 3

THIS SUPPLEMENTAL INDENTURE NO. 3 (this “Supplemental Indenture No. 3”) is made as of September 10, 2018 among:

(1)    Equinor ASA (formerly known as Statoil ASA), a public limited company incorporated under the laws of the Kingdom of Norway (the “Company”),

(2)    Equinor Energy AS (formerly known as Statoil Petroleum AS), a limited liability company incorporated under the laws of the Kingdom of Norway (the “Guarantor”), and

(3)    Deutsche Bank Trust Company Americas, a New York banking corporation duly organized and existing under the laws of the State of New York, as trustee (the “Trustee”).

RECITALS

The Company and the Guarantor and the Trustee have heretofore executed an indenture dated as of April 15, 2009 (the “Base Indenture”), as amended by Supplemental Indenture No. 1 dated as of May 26, 2010 and as further amended by Supplemental Indenture No. 2 dated as of May 16, 2018 (the Base Indenture, as heretofore so supplemented and amended, the “Indenture”).

The Company and the Guarantor desire to amend certain provisions of the Indenture as hereinafter set forth.

Section 901(6) of the Indenture permits the Company, when authorized by a Board Resolution, the Guarantor, when authorized by or pursuant to a Board Resolution, and the Trustee, to enter into supplemental indentures, in form satisfactory to the Trustee, at any time and from time to time, without the consent of any Holders, to add, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (i) does not apply to any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision and does not modify the rights of the Holder of any such Security with respect to such provision or (ii) becomes effective only when there is no such Security Outstanding.

All acts and things necessary to amend the Indenture and to make this Supplemental Indenture No. 3 a valid agreement of the Company, the Guarantor and the Trustee, in accordance with its terms, have been done.

NOW, THEREFORE, the Company and the Guarantor hereby covenant and agree with the Trustee as follows:

ARTICLE I

Capitalized terms used but not defined in this Supplemental Indenture No. 3 shall have the meanings ascribed to them in the Indenture. References in this Supplemental Indenture No. 3 to Article or Section numbers shall be deemed reference numbers to Article or Section numbers in the Indenture.

ARTICLE II

Deliverables to the Trustee

Simultaneously with and as a condition to the execution of this Supplemental Indenture No. 3, the Company and the Guarantor are delivering to the Trustee:

(a)    as provided in Section 102 of the Indenture, an Officers’ Certificate in the form attached hereto;

(b)    as provided in Section 102 of the Indenture, a Norwegian Opinion of Counsel, provided by the in-house legal advisor of the Company and the Guarantor; and

(c)    as provided in Sections 102 of the Indenture, a New York law Opinion of Counsel, provided by Sullivan & Cromwell LLP.

ARTICLE III

Amendments

SECTION 3.01    Amendments to the Indenture. The Indenture is hereby amended as follows:

(a)    The following definitions are hereby eliminated with respect to any series of Securities created in connection with or subsequently to the execution of this Supplemental Indenture No. 3:

“Attributable Debt”

“Debt”

“Net Proceeds”

“Sale and Leaseback Transaction”

(b)    Section 901(7) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(7) to secure the Securities; or”

(c)    Sections 1010 and 1011 of the Indenture, and references thereto in the Indenture, are hereby eliminated with respect to any series of Securities created in connection with or subsequently to the execution of this Supplemental Indenture No. 3.

ARTICLE IV

Miscellaneous

SECTION 4.01    Execution as Supplemental Indenture.

This Supplemental Indenture No. 3 is executed and, once executed, immediately effective, and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture No. 3 shall form a part of the Indenture.

Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 4.02    Responsibility for Recitals.

The recitals herein shall be taken as statements of the Company and the Guarantor, and the Trustee assumes no responsibility for the correctness thereof or for the validity or sufficiency of this Supplemental Indenture No. 3.

SECTION 4.03    Governing Law.

This Supplemental Indenture No. 3 shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 4.04    Conflicts.

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture No. 3, the terms and conditions of this Supplemental Indenture No. 3 shall prevail.

SECTION 4.05    Counterparts.

This Supplemental Indenture No. 3 may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 3 to be duly executed.

EQUINOR ASA

By:	/s/ Lars Christian Bacher
	Name:	Lars Christian Bacher
Title:

EQUINOR ENERGY AS

By:	/s/ Lars Christian Bacher
	Name:	Lars Christian Bacher
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By Deutsche Bank National Trust Company

By:	/s/ Jeffrey Scholenfeld
	Name:	Jeffrey Scholenfeld
	Title:	Vice President

By:	/s/ Debra A. Schwalb
	Name:	Debra A. Schwalb
	Title:	Vice President